Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS ON 2021 RESULTS, PROVIDES BUSINESS UPDATE

MIAMI – February 4, 2022 – Royal Caribbean Group (NYSE: RCL) today reported financial results for the 2021 fiscal year and provided business updates.

“2021 marked the beginning of our return to our mission of delivering the very best vacation experiences,” said Jason Liberty, president and chief executive officer of the Royal Caribbean Group. “During 2021, we made significant progress toward our recovery with over 85% of our capacity returning to operations and delivering safe and memorable experiences to approximately 1.3 million guests at record guest satisfaction scores. Our team has worked tirelessly to execute our successful and healthy return, and we are grateful for their extraordinary efforts.”

“We expect 2022 will be a strong transitional year, as we bring the rest of our fleet back into operations and well-nigh historical occupancy levels,” Liberty said. “Omicron created short-term operational challenges that have unfortunately weighed on close-in bookings. While the timing of Omicron was particularly unfortunate for the first half of 2022 bookings and will likely delay our return to profitability by a few months, we do not expect it to impact our overall recovery trajectory and the strong demand for cruising.”

Resumption of Sailing and Business Highlights
•By the end of 2021, the Group had returned 50 out of 61 ships to operations across its five brands, representing over 85% of its worldwide capacity. During the year, the Group carried approximately 1.3 million guests across the five brands, achieving record guest satisfaction scores and onboard spend per passenger.
•Due to the impact of the Omicron variant, the company experienced some service disruptions and cancelled several sailings in Q1, although it still expects to operate approximately 95% of its planned capacity in Q1.
•Bookings in the fourth quarter were sequentially higher than the third quarter. Due to the impact of the Omicron variant, bookings decreased in December and remained lower over the holiday period, but have started to increase with each consecutive week since the beginning of 2022 and are now back to pre-Omicron levels.
•Cumulative advance bookings for the second half of 2022 are within historical ranges and at higher prices, with and without future cruise credits (FCCs).
•The Group expects to return the full fleet before the summer season of 2022 and load factors approaching historical levels in the third quarter of 2022. The company is thoughtfully ramping up the fleet and load factors while emphasizing industry-leading health and safety standards, world-class guest experiences and financial prudence.
•Notwithstanding the impact from Omicron, the Group expects to be operating cash flow positive in late spring. The Group also expects a net loss for the first half of 2022 and a return to profitability in the second half of 2022.

Full Year 2021 results
The company gradually resumed its global cruise operations beginning in December 2020 in Singapore and June 2021 in the U.S. For the full year, the company reported US GAAP Net Loss of $(5.3) billion or $(20.89) per share compared to US GAAP Net Loss of $(5.8) billion or $(27.05) per share in the prior year. The company also reported

Adjusted Net Loss of $(4.8) billion or $(19.19) per share for the full year 2021 compared to Adjusted Net Loss of $(3.9) billion or $(18.31) per share in the prior year.

Fourth Quarter 2021 results
The company reported US GAAP Net Loss for the fourth quarter of 2021 of $(1.4) billion or $(5.33) per share compared to US GAAP Net Loss of $(1.4) billion or $(6.09) per share in the prior year. The company also reported Adjusted Net Loss of $(1.2) billion or $(4.78) per share for the fourth quarter of 2021 compared to Adjusted Net Loss of $(1.1) billion or $(5.02) per share in the prior year. During the fourth quarter of 2021, the company eliminated the three-month reporting lag for Silversea Cruises to reflect the brand’s financial position, results of operations and cash flows concurrently and consistently with the company’s fiscal calendar. The effect of this change resulted in a negative impact of approximately $(0.25) per share for the fourth quarter of 2021, which has been excluded from the company’s adjusted results for transparency and comparability purposes. The Net Loss and Adjusted Net Loss for the fourth quarter and full year of 2021 are the result of the impact of the COVID-19 pandemic on the business.

In the fourth quarter, 12 additional ships returned to service. The company is thoughtfully ramping up the fleet and load factors while emphasizing industry-leading health and safety standards, world-class guest experiences and financial prudence.

Ships that operated the Group's core winter itineraries in the fourth quarter achieved a load factor of 65%. Core itineraries exclude sailings during the early ramp-up period of up to four weeks and exclude new itineraries implemented during the COVID period.  Fourth quarter total load factor was 59%. Total revenue per Passenger Cruise Day in the fourth quarter was up 10% versus record 2019 levels driven by strong onboard revenue performance. Despite the impact from Omicron, total cash flow from ships in operation turned positive in the fourth quarter.

“While 2021 was another challenging year financially, we finished the year in a stronger position than at the beginning and made great progress toward our recovery,” said Naftali Holtz, chief financial officer. “We are also immensely grateful for the incredible hard work and determination of our teams that made our return to sailing possible.”

Continued Fleet Ramp-up

Due to the impact from the Omicron variant, the company experienced some service disruptions and cancelled several sailings in Q1 2022. Service disruptions have recently abated as COVID cases have declined. Despite these service disruptions and cancellations, the overall trajectory of the return to service remains unchanged. By the end of the first quarter of 2022, the Group expects that 53 out of 62 ships will have been brought back to service, with the rest of the fleet returning to operations before the summer season. Wonder of the Seas was delivered in January 2022 and expanded the Group’s fleet size to 62 ships. Australia is anticipated to open for cruising for its summer season. China remains closed, and the company has redeployed ships planned for China to other core markets for the time being to capitalize on strong pent-up demand, while it remains optimistic to capture long-term growth opportunities in that market.

First quarter load factors are expected to be lower than initially anticipated due to the Omicron impact on bookings and cancellations, particularly on January sailings. As such, the Group anticipates load factors on core itineraries of approximately 60% during the first quarter of fiscal year 2022 with sequential monthly improvement. The company anticipates approximately 7.7 million Average Passenger Cruise Days (APCD) for the first quarter. The Group expects total cash flow from ships in operation in the first quarter to be positive.

Update on Bookings

The travel industry has experienced significant short-term disruptions due to the Omicron variant. Such disruptions intensified during the holiday season and in early January, with the spread of the variant, and impacted the company’s cancellations and bookings for near-term sailings.
Load factors for sailings in the first half of 2022 are expected to remain below historical levels, consistent with the company’s return to service schedule, which includes the impact from Omicron. Load factors for sailings in the second half of 2022 continue to be booked within historical ranges, at higher prices with and without FCCs.

“Following a record U.S. black Friday and cyber weekend, the spread of the Omicron variant resulted in a softening in booking volumes and an increase in near-term cancellations,” said Holtz. “Similar to our experience following Delta, we expect bookings to materially increase as we get further beyond the peak of cases. We are already seeing cancellations subside and bookings improve to pre-Omicron levels, and we have adjusted our sales and marketing efforts in anticipation of a delayed and extended WAVE period.”
The company is excited about the introduction in 2022 of two new ships, Wonder of the Seas and Celebrity Beyond. These new ships add to the six new ships that joined the fleet over the last 20 months and are expected to be important contributors to yield growth and profitability.
As of December 31, 2021, the company had approximately $3.2 billion in customer deposits. This represents an improvement of about $400 million over the previous quarter despite the significant quarter-over-quarter increase in revenue recognition and near-term cancellations due to Omicron, both of which reduce the customer deposits balance. The customer deposit balance at year-end for Q2 2022 forward sailings was higher than the balance held at the end of 2019 for Q2 2022 forward sailings. Approximately 32% of the customer deposit balance is related to FCCs compared to 35% in the prior quarter, a positive trend indicating new demand.

Liquidity and Financing Arrangements

As of December 31, 2021, the company’s liquidity was $3.5 billion, which includes cash and cash equivalents, undrawn revolving credit facility capacity, and a $0.7 billion commitment for a 364-day term loan facility. This excludes proceeds from the $1 billion unsecured bond offering completed January 7, 2022.

During 2021, the company re-established access to unsecured markets and refinanced $2.3 billion of secured and/or guaranteed debt, in some instances reducing the coupon by up to 600 bps.

“We remain focused on our disciplined approach to capital allocation and returning to profitability. Our liquidity position remains strong as we execute on our return to service. We continue to take actions to improve our balance sheet, address near-term maturities and reduce interest expense,” said Holtz.

In January 2022, the Group issued $1 billion of 5.375% senior unsecured notes due 2027. The company is planning to use the proceeds from the offering to repay principal payments on debt maturing in 2022.
As of the date of this release, there are $2.3 billion in scheduled debt maturities for 2022.

Net interest expense for the first quarter of 2022 is expected to be in the range of $270-275 million.

During the fourth quarter, the Group amended its $7.3 billion of outstanding export credit agencies (ECAs) financing plus its committed ECA facilities to reset covenant levels for 2023 and 2024, following a waiver period through the end of 2022.

Fuel Expense
Bunker pricing net of hedging for the fourth quarter was $549 per metric ton and consumption was 303,000 metric tons.

As of December 31, 2021, the company had hedged approximately 54% and 15% of its total projected metric tons of fuel consumption for all of 2022 and 2023, respectively. For all of 2022 and 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $490, and $515, respectively.

Based on current fuel prices, the company expects approximately $206 million of fuel expense in its first quarter 2022 at an average pricing of $615 per metric ton net of hedging.

Capital Expenditures
The expected capital expenditures for 2022 are $3.1 billion. These expenditures are mainly driven by newbuild projects that have committed financing. Depreciation and amortization expenses for the first quarter of 2022 are expected to be in the range of $335-340 million.

Conference call scheduled
The Company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Loss per Share (“Adjusted EPS”)
Represents Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.
Represents net loss less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on the extinguishment of debt; (ii) the amortization of non-cash debt discount on our convertible notes; (iii) the estimated cash refund expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization; (iv) impairment and credit losses recognized as a result of the impact of COVID-19; (v) equity investment asset impairments; (vi) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vii) restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiative expenses; (viii) the change in the fair value in the Silversea Cruises contingent consideration and the amortization of the Silversea Cruises intangible assets resulting from our acquisition of a 66.7% interest in Silversea Cruises in 2018; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd. (previously known as Silversea Cruises Group Ltd.) noncontrolling interest in Silversea Cruises, which noncontrolling interest we acquired on July 9, 2020; (x) the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand; (xi) currency translation losses recognized during the second quarter of 2020 in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur; and (xii) the net loss recognized in the fourth quarter of 2021 related to the elimination of the three-month reporting lag for Silversea Cruises.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Occupancy ("Load factor")
In accordance with cruise vacation industry practice, occupancy is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 61 ships traveling to more than 800 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 12 ships on order as of December 31, 2021. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding revenues, costs and financial results for 2022 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the impact of COVID-19 and other contagious illnesses on economic conditions, industries and societies generally, the travel industry and the financial position and operating results of our Company; required or voluntary travel restrictions, including current and potential suspensions of cruises; guest cancellations; the pace and effectiveness of our return to service; the impact of state regulation and litigation regarding proof of passenger vaccination; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending and operating costs; supply chain disruptions; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; the cost and effectiveness of our safety protocols relating to COVID-19; impairments of our goodwill, long-lived assets, equity investments and notes receivable; difficulties sourcing crew, provisions and supplies; the occurrence of COVID-19 and other contagious diseases on our ships and concerns about the risk of illness when traveling to, on or from our ships; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; uncertainties relating to conducting business internationally and expanding into new markets and new ventures;

our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; the impact of our current and future indebtedness; the impact of foreign currency exchange rates, inflation and interest rate and fuel price fluctuations; labor shortages; the impact of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock; our expectation that we will not declare or pay dividends on our common stock for the foreseeable future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data security and integrity, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

In addition, many of these risks and uncertainties are heightened and will continue to be heightened, or in the future may be heightened, by the COVID-19 pandemic. It is not possible to predict or identify all such risks.
More information about factors that could affect our operating results is included under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)

Passenger ticket revenues	$617,393	$17,492	$941,175	$1,504,569
Onboard and other revenues	364,854	16,647	590,958	704,236
Total revenues	982,247	34,139	1,532,133	2,208,805
Cruise operating expenses:
Commissions, transportation and other	134,645	1,993	207,562	344,625
Onboard and other	61,164	5,879	116,946	157,213
Payroll and related	307,838	94,793	838,088	788,273
Food	89,771	7,312	164,389	161,750
Fuel	166,264	43,740	385,322	371,015
Other operating	375,822	111,540	945,205	942,232
Total cruise operating expenses	1,135,504	265,257	2,657,512	2,765,108
Marketing, selling and administrative expenses	503,055	255,532	1,370,076	1,199,620
Depreciation and amortization expenses	333,366	318,029	1,292,878	1,279,254
Impairment and credit losses	42,067	211,866	82,001	1,566,380
Operating Loss	(1,031,745)	(1,016,545)	(3,870,334)	(4,601,557)
Other income (expense):
Interest income	3,456	5,280	16,773	21,036
Interest expense, net of interest capitalized	(283,767)	(273,089)	(1,291,753)	(844,238)
Equity investment income (loss)	1,575	(73,028)	(135,469)	(213,286)
Other (expense) income (including a $62.6 million net loss related to the 2021 elimination of the Silversea Cruises reporting lag)	(46,487)	(9,551)	20,284	(137,085)
	(325,223)	(350,388)	(1,390,165)	(1,173,573)
Net Loss	(1,356,968)	(1,366,933)	(5,260,499)	(5,775,130)
Less: Net income attributable to noncontrolling interest	—	—	—	22,332
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,356,968)	$(1,366,933)	$(5,260,499)	$(5,797,462)

Loss per Share:
Basic	$(5.33)	$(6.09)	$(20.89)	$(27.05)
Diluted	$(5.33)	$(6.09)	$(20.89)	$(27.05)

Weighted-Average Shares Outstanding:
Basic	254,792	224,584	251,812	214,335
Diluted	254,792	224,584	251,812	214,335

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Comprehensive Loss
Net Loss	$(1,356,968)	$(1,366,933)	$(5,260,499)	$(5,775,130)
Other comprehensive income (loss):
Foreign currency translation adjustments	10,681	(15,352)	15,703	40,346
Change in defined benefit plans	12,334	(3,031)	8,707	(19,984)
Gain on cash flow derivative hedges	17,310	148,149	4,046	38,010
Total other comprehensive income	40,325	129,766	28,456	58,372
Comprehensive Loss	(1,316,643)	(1,237,167)	(5,232,043)	(5,716,758)
Less: Comprehensive income attributable to noncontrolling interest	—	—	—	22,332
Comprehensive Loss attributable to Royal Caribbean Cruises Ltd.	$(1,316,643)	$(1,237,167)	$(5,232,043)	$(5,739,090)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021 (1)	2020 (2)	2021 (1)	2020 (2)

Passengers Carried	703,177	34,069	1,030,403	1,295,144
Passenger Cruise Days	4,031,495	44,094	5,802,582	8,697,893
APCD	6,800,363	102,900	11,767,441	8,539,903
Occupancy	59.3%	42.9%	49.3%	101.9%

(1) Due to the elimination of the Silversea Cruises three-month reporting lag in October of 2021, we include Silversea Cruises' statistics from October 1 through December 31, 2021 in the quarter ended December 31, 2021, and from October 1, 2020 through June 30, 2021 and October 1 through December 31, 2021 in the year ended December 31, 2021. The year ended December 31, 2021 does not include July, August, and September 2021 statistics as Silversea Cruises' results of operations for those months are included within Other (expense) income in our consolidated statements of comprehensive loss for the quarter and year ended December 31, 2021.
(2) Due to the three-month reporting lag effective through September of 2021, we include Silversea Cruises' statistics from July 1 through September 30, 2020 in the quarter ended December 31, 2020 and from October 1, 2019 through September 30, 2020 in the year ended December 31, 2020.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,701,770	$3,684,474
Trade and other receivables, net of allowances of $13,411 and $3,867 at December 31, 2021 and December 31, 2020, respectively	408,067	284,149
Inventories	150,224	118,703
Prepaid expenses and other assets	286,026	154,339
Derivative financial instruments	54,184	70,082
Total current assets	3,600,271	4,311,747
Property and equipment, net	25,907,949	25,246,595
Operating lease right-of-use assets	542,128	599,985
Goodwill	809,383	809,480
Other assets, net of allowances of $86,781and $81,580 at December 31, 2021 and December 31, 2020, respectively	1,398,624	1,497,380
Total assets	$32,258,355	$32,465,187

Liabilities and shareholders' equity
Current liabilities
Current portion of long-term debt	$2,243,131	$961,768
Commercial paper	—	409,319
Current portion of operating lease liabilities	68,922	102,677
Accounts payable	545,978	353,422
Accrued interest	251,974	252,668
Accrued expenses and other liabilities	887,575	615,750
Derivative financial instruments	127,236	56,685
Customer deposits	3,160,867	1,784,832
Total current liabilities	7,285,683	4,537,121
Long-term debt	18,847,209	17,957,956
Long-term operating lease liabilities	505,181	563,876
Other long-term liabilities	534,726	645,565
Total liabilities	27,172,799	23,704,518
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 282,703,246 and 265,198,371 shares issued, December 31, 2021 and December 31, 2020, respectively)	2,827	2,652
Paid-in capital	7,557,297	5,998,574
Retained earnings	302,276	5,562,775
Accumulated other comprehensive loss	(710,885)	(739,341)
Treasury stock (27,882,987 and 27,799,775 common shares at cost, December 31, 2021 and December 31, 2020, respectively)	(2,065,959)	(2,063,991)
Total shareholders' equity	5,085,556	8,760,669
Total liabilities and shareholders’ equity	$32,258,355	$32,465,187

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2021	2020
	(unaudited)
Operating Activities
Net Loss	$(5,260,499)	$(5,775,130)
Adjustments:
Depreciation and amortization	1,292,878	1,279,254
Impairment and credit losses	82,001	1,566,380
Net deferred income tax benefit	(42,979)	(8,791)
(Gain) loss on derivative instruments not designated as hedges	(1,492)	49,316
Share-based compensation expense	63,638	39,779
Equity investment loss	135,469	213,286
Amortization of debt issuance costs	125,116	89,442
Amortization of debt discounts and premiums	123,439	66,776
Loss on extinguishment of debt	138,759	41,109
Currency translation adjustment losses	—	69,044
Change in fair value of contingent consideration	—	(45,126)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(181,707)	121,055
(Increase) decrease in inventories	(34,527)	27,077
(Increase) decrease in prepaid expenses and other assets	(152,071)	295,876
Increase (decrease) in accounts payable	188,518	(133,815)
(Decrease) increase in accrued interest	(694)	182,578
Increase (decrease) in accrued expenses and other liabilities	235,446	(180,479)
Increase (decrease) in customer deposits	1,426,647	(1,643,560)
Dividends received from unconsolidated affiliates	—	2,215
Other, net	(15,757)	12,061
Net cash used in operating activities	(1,877,815)	(3,731,653)

Investing Activities
Purchases of property and equipment	(2,229,704)	(1,965,131)
Cash received on settlement of derivative financial instruments	44,492	15,874
Cash paid on settlement of derivative financial instruments	(74,249)	(161,335)
Investments in and loans to unconsolidated affiliates	(70,228)	(100,609)
Cash received on loans to unconsolidated affiliates	31,334	21,086
Proceeds from the sale of property and equipment and other assets	176,039	27,796
Other, net	(22,423)	(16,247)
Net cash used in investing activities	(2,144,739)	(2,178,566)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2021	2020
	(unaudited)
Financing Activities
Debt proceeds	4,427,789	13,547,189
Debt issuance costs	(201,698)	(374,715)
Repayments of debt	(2,256,990)	(3,845,133)
Premium on repayment of debt	(135,372)	—
Proceeds from issuance of commercial paper notes	—	6,765,816
Repayments of commercial paper notes	(414,570)	(7,837,635)
Dividends paid	—	(326,421)
Proceeds from common stock issuances	1,621,860	1,431,375
Other, net	(442)	(10,688)
Net cash provided by financing activities	3,040,577	9,349,788
Effect of exchange rate changes on cash	(727)	1,167
Net (decrease) increase in cash and cash equivalents	(982,704)	3,440,736
Cash and cash equivalents at beginning of year	3,684,474	243,738
Cash and cash equivalents at end of year	$2,701,770	$3,684,474
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$834,245	$418,164
Non-Cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$16,000	$53,419
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$14,097	$16,189
Non-Cash Financing Activities
Purchase of Silversea Cruises non-controlling interest	$—	$592,313
Termination of Silversea Cruises contingent consideration obligation	$—	$16,564
Common stock issuances pending cash settlement and included in trade receivables	$—	$121,352

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
	(unaudited)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. and Adjusted Loss per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,356,968)	$(1,366,933)	$(5,260,499)	$(5,797,462)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.	(1,217,785)	(1,127,242)	(4,832,889)	(3,924,579)
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$139,183	$239,691	$427,610	$1,872,883
Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.:
Loss on extinguishment of debt (3)	$—	$—	$138,759	$41,109
Convertible debt amortization of debt discount (4)	26,073	24,612	104,291	46,546
Pullmantur reorganization settlement (5)	—	—	10,242	21,637
Impairment and credit losses (6)	42,067	211,866	82,001	1,566,380
Equity investment impairment (7)	5,302	—	31,344	39,735
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (8)	—	—	(6,584)	(1,938)
Restructuring charges and other initiatives expense (9)	111	1,108	1,831	51,853
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (10)	1,623	2,105	6,493	(33,814)
Noncontrolling interest adjustment (11)	—	—	—	72,331
Net gain related to the sale of Azamara brand (12)	1,403	—	(3,371)	—
Currency translation adjustment losses (13)	—	—	—	69,044
Net loss related to the elimination of the Silversea Cruises reporting lag (14)	62,604	—	62,604	—
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$139,183	$239,691	$427,610	$1,872,883

Loss per Share - Diluted	$(5.33)	$(6.09)	$(20.89)	$(27.05)
Adjusted Loss per Share - Diluted	(4.78)	(5.02)	(19.19)	(18.31)
Net Adjustments to Loss per Share	$0.55	$1.07	$1.70	$8.74

Adjustments to Loss per Share:
Loss on extinguishment of debt (3)	$—	$—	$0.55	$0.19
Convertible debt amortization of debt discount (4)	0.10	0.12	0.41	0.22
Pullmantur reorganization settlement (5)	—	—	0.04	0.10
Impairment and credit losses (6)	0.16	0.94	0.33	7.31
Equity investment impairment (7)	0.02	—	0.12	0.19
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (8)	—	—	(0.03)	(0.01)
Restructuring charges and other initiatives expense (9)	—	—	0.01	0.24
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (10)	0.01	0.01	0.03	(0.16)
Noncontrolling interest adjustment (11)	—	—	—	0.34
Net gain related to the sale of Azamara brand (12)	0.01	—	(0.01)	—
Currency translation adjustment losses (13)	—	—	—	0.32
Net loss related to the elimination of the Silversea Cruises reporting lag (14)	0.25	—	0.25	—
Net Adjustments to Loss per Share	$0.55	$1.07	$1.70	$8.74

Weighted-Average Shares Outstanding - Diluted	254,792	224,584	251,812	214,335

(3)    In 2021, represents the net loss on the partial repayment of the 11.50% senior secured notes due 2025, the second quarter 2021 net gain on the full repayment of the Silversea Notes and the first quarter 2021 loss on the partial repayment of the $1.55 billion unsecured revolving credit facility. In 2020, represents a loss on the extinguishment of the $2.2 billion Senior Secured Term Loan.
(4)    Represents the amortization of non-cash debt discount on our convertible notes.
(5)    Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization.
(6)    In 2021 and 2020, represents asset impairment and credit losses as a result of the impact of COVID-19. In 2021, amounts are net of recovery of credit losses recognized in 2020.
(7)    Represents equity investment asset impairment, primarily for our investments in TUI Cruises GmbH in 2021 and Grand Bahama Shipyard in 2020, as a result of the impact of COVID-19.
(8)    Amounts include net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(9)    Represents primarily restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiatives expenses in 2020 and 2021.
(10)        Related to the 2018 Silversea Cruises acquisition.
(11)    Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.
(12)    Represents the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand.
(13)    Represents currency translation losses recognized in connection with the ships sold in 2020 that were previously chartered to Pullmantur.
(14)    Represents the net loss related to the elimination of the Silversea Cruises reporting lag.